Exhibit 99(a)


                    EXCELSIOR VENTURE PARTNERS III, LLC

                          Audit Committee Charter

1. The Audit Committee shall be composed entirely of managers that are not interested persons of the Company. Each member must be financially literate (i.e., have a basic understanding of financial statements, or must be able to acquire such an understanding within a reasonable period of time after appointment to the Audit Committee).

2.       The purposes of the Audit Committee are:

         (a) to oversee the Company's accounting and financial reporting policies and practices, its internal controls and, as appropriate, the internal controls of certain service providers;

         (b) to oversee the quality and objectivity of the Company's financial statements and the independent audit thereof; and

         (c) to act as a liaison between the Company's independent auditors and the full Board.

         The function of the Audit Committee is oversight. The Company's management is responsible for (i) the preparation, presentation and integrity of the Company's financial statements, (ii) the maintenance of appropriate accounting and financial reporting principles and policies and (iii) the maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The auditors are responsible for planning and carrying out a proper audit and reviews. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures. Each member of the Audit Committee shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Company from which it receives information and (2) the accuracy of the financial and other information provided to the Audit Committee by such persons and organizations absent actual knowledge to the contrary (which shall be promptly reported to the Company's Board). In addition, the evaluation of the Company's financial statements by the Audit Committee is not of the same quality as audits performed by the independent accountants, nor does the Audit Committee's evaluation substitute for the responsibilities of the Company's management for preparing, or the independent accountants for auditing, the financial statements.

3. To carry out its purposes, the Audit Committee shall have the following duties and powers:

         (a) to recommend the selection, retention or termination of auditors and, in connection therewith, to evaluate the independence of the auditors, including whether the auditors provide any consulting services to the Company's investment adviser (it being understood that the auditors are ultimately accountable to the Audit Committee and the Company's Board and that the Audit Committee and the Company's Board shall have the ultimate authority and responsibility to select, evaluate, retain and terminate auditors, subject to any required securityholder vote);

         (b) to ensure receipt of a formal written statement from the auditors on a periodic basis specifically delineating all relationships between the auditors and the Company; to discuss with the auditors any disclosed relationships or services that may impact the auditors' objectivity and independence; and to recommend that the Company's Board take appropriate action in response to the auditors' report to satisfy itself of the auditors' independence;

         (c) to meet with the Company's independent auditors, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits; (ii) to review the Company's financial statements and discuss any matters of concern relating thereto, including any adjustments to such statements recommended by the auditors, or other results of said audit(s); and (iii) to consider the auditors' comments with respect to the Company's financial policies, procedures and internal accounting controls and management's responses thereto;

         (d) to consider the effect upon the Company of any changes in accounting principles or practices proposed by management or the auditors;

         (e) to review the fees charged by the auditors for audit and non-audit services;

         (f) to investigate improprieties or suspected improprieties in Company operations; and

         (g) to report its activities to the full Board on a periodic basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

4. The Audit Committee shall meet on a regular basis (typically, at least semi-annually) and is empowered to hold special meetings as circumstances require.

5. The Audit Committee shall regularly meet (typically, concurrently with the regular Committee meetings) with the Company's management. Management shall advise the Audit Committee in advance when it seeks a second opinion on a significant accounting issue from an accountant that is not the Company's independent auditor. The Company's chief financial officer shall have direct independent access to the Audit Committee

6. The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Company.

7. The Audit Committee shall review the adequacy of this Charter at least annually and recommend any changes to the full Board. The Board shall also review and approve this Charter at least annually.

8. The Audit Committee shall report to the Company, for disclosure in the Company's proxy statement, whether it has: (i) reviewed and discussed the audited financial statements with management of the Company; (ii) discussed with the independent auditors the matters required to be discussed by the Statements on Auditing Standards No. 61; (iii) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence; and (iv) recommended, based on items (i)-(iii) of this paragraph 8, to the Board that the financial statements be included in the Company's Annual Report on Form 10-K for the preceding fiscal year.


Adopted: Effective January 23, 2001